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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 23, 2001




                          SORRENTO NETWORKS CORPORATION
               (Exact name of Registrant as specified in charter)



                         Commission File number: 0-15810

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
                        New Jersey                                      22-2367234
     (State or other jurisdiction of incorporation or      (IRS Employer Identification Number)
                       organization)


                   9990 Mesa Rim Road
                   San Diego, California                                   92121
          (Address of principal executive offices)                       (Zip Code)
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                            Osicom Technologies, Inc.
                                  (Former name)

                                 (858) 558-3960
              (Registrant's telephone number, including area code)







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ITEM 5. OTHER EVENTS

         On March 23, 2001, we entered into an agreement with Pine Ridge Investments Ltd., Deephaven Private Placement Ltd., and IIG Overseas Holdings Ltd., to invest a total of Ten Million Dollars ($10,000,000) with us, for which we will issue an aggregate of 1,525,995 shares of our common stock ($6.5531 per share) plus warrants to purchase 381,499 shares of common stock. The warrants have an exercise price of $8.19 per share and expire three years following the date of issuance. We have the right to call the warrants for $.01 per share if, at any time beginning six (6) months after issuing the warrants, the closing price of our common stock exceeds $13.11 for twenty (20) consecutive trading days. The transaction was fully funded on March 27, 2001.

         Prior to completing this offering, we considered several different financing alternatives, including those that would have raised more than $10 million in capital, and which would have had a greater impact on shareholder dilution. Given current market conditions, we believe that this proposal struck the best balance among these alternatives. The Company will continue to use every effort to minimize dilution when considering financing alternatives that may be presented to us from time to time. Our Board of Directors will remain committed to maximizing shareholder value as its paramount objective.

         A copy of the press release with respect to the transaction is attached as an exhibit to this report.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


         (c)   99 - Press Release dated March 26, 2001.




                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    SORRENTO NETWORKS
                                                    CORPORATION


DATE:             March 28, 2001                    By: /s/Joe R. Armstrong
                                                        ------------------------
                                                        Joe R. Armstrong
                                                        Chief Financial Officer